Exhibit 10.8
FORM OF XPO LOGISTICS, INC. CASH LONG-TERM INCENTIVE AWARD AGREEMENT, dated as of July 31, 2020, (the “Grant Date”), between XPO LOGISTICS, INC., a Delaware corporation (the “Company”), and [NAME].
This Award Agreement (this “Award Agreement”) sets forth the terms and conditions of a cash long-term incentive award (this “Award”) granted to you pursuant to this Award Agreement. This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, an amount of cash determined in accordance with this Award Agreement.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 8 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1. Definitions. As used in this Award Agreement, the following terms have the meanings set forth below:
“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.
“Cause” shall have the meaning given to such term in your Employment Agreement.
“Change of Control” shall have the meaning given to such term in the Company’s 2016 Omnibus Incentive Compensation Plan, as amended, as in effect on the Grant Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board of Directors of the Company.
“Determination Date” means, with respect to each Performance Period, the date following the completion of such Performance Period on which the Committee certifies the level of achievement of the applicable Performance Goals, which shall be no later than March 10 immediately following the Performance Period.
“Earned Amount” means, with respect to each Tranche, the amount of cash earned with respect to such Tranche based on the level of achievement of the Performance Goals or otherwise in accordance with this Award Agreement.
“Employment Agreement” means any individual employment agreement between you and the Company or any of its subsidiaries.

“Performance Goal” means, with respect to each Tranche, the performance goals applicable to such Tranche as set forth in Exhibit B.
“Performance Period” means, with respect to each Tranche, the period with respect to which the Performance Goals are measured as set forth in Exhibit A.
“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
“Settlement Date” means, with respect to each Tranche, on, or as soon as reasonably practicable (and in any event no later than ten (10) calendar days) following, the later of the date on which such Tranche becomes vested in accordance with Section 2 of this Award Agreement and the Determination Date for such Tranche; provided that with respect to any Tranche that becomes vested pursuant to Section 2(b)(i) or Section 2(b)(iii) of this Award Agreement, the Settlement Date shall not be later than the March 15 immediately following the calendar year during which your death (in the case of vesting pursuant to Section 2(b)(i) of this Award Agreement) or termination of employment by the Company without Cause (in the case of vesting pursuant to Section 2(b)(iii) of this Award Agreement), occurred.
“Target Amount” means, with respect to each Tranche, the target amount of cash subject to such Tranche as set forth in Exhibit A.
“Tranche” means each of the 2020 Tranche, the 2021 Tranche, the 2022 Tranche and the 2023 Tranche as identified in Exhibit A.
“Vesting Date” means, with respect to each Tranche, the vesting date specified in Exhibit A.
SECTION 2. Vesting and Settlement.
(a) Regularly Scheduled Vesting. Except as otherwise provided in this Award Agreement, the Earned Amount of each Tranche, determined based on the level of achievement of the Performance Goals during the applicable Performance Period as certified by the Committee, shall vest on the Vesting Date for such Tranche subject to your continued employment through such Vesting Date. Except as otherwise provided in this Award Agreement, no amount shall be earned and payable with respect to any Tranche unless the Committee has certified the level of achievement of the applicable Performance Goals. The Committee shall have sole discretion to determine the level of achievement of the applicable Performance Goals.
(b) Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement, upon your termination of employment with the Company and its affiliates prior to the last Vesting Date, the Award shall be treated as follows:
(i) if your employment terminates by reason of your death, you shall vest in (A) the Earned Amount of any outstanding and unvested Tranche that relates to a Performance Period that ended prior to your termination of employment, with such Earned Amount determined based on the level of achievement of the Performance Goals for such Performance Period, which vesting shall occur on the date of your death (or, if later, the Determination Date for such Performance Period) and (B) the Earned Amount of the Tranche that relates to the Performance Period in which your death occurs and the Earned Amount of any Tranche for which the Performance Period is scheduled to commence after your death, with each such Earned Amount equal to the Target Amount, which vesting shall occur on the date of your death;
(ii) if your employment is terminated by the Company for Cause or by reason of your Disability, or if you resign for any reason, the remainder of this Award shall be forfeited immediately; and
(iii) if your employment is terminated by the Company without Cause, you shall vest in (A) the Earned Amount of any outstanding and unvested Tranche that relates to a Performance Period that ended prior to your termination of employment, with such Earned Amount determined based on the level of achievement of the Performance Goals for such Performance Period, which vesting shall occur on the date of your termination of employment (or, if later, the Determination Date for such Performance Period) and (B) a prorated portion of the Earned Amount of the Tranche that relates to the Performance Period in which your termination of employment occurs, with proration based on a fraction, the numerator of which is the number of days from the first day of such Performance Period through your termination of employment and the denominator of which is the total number of days in such Performance Period, and with such Earned Amount determined based on the level of achievement of the Performance Goals for such Performance Period, which vesting shall occur on the Determination Date for such Performance Period, and the remainder of this Award shall be forfeited.
(c) Change of Control. Upon a Change of Control prior to the last Determination Date:
(i) the Earned Amount of any outstanding and unvested Tranche that relates to a Performance Period that has ended prior to the Change of Control shall vest in full, with such Earned Amount equal to (A) if such Change of Control occurs prior to the Determination Date for such Performance Period, the Target Amount or (B) if such Change of Control occurs on or after the Determination Date for such Performance Period, the amount determined based on the actual level of achievement of the Performance Goals for such Performance Period as certified by the Committee prior to the Change of Control;
(ii) the Earned Amount of the Tranche that relates to the Performance Period in which the Change of Control occurs shall vest in full, with such Earned Amount equal to the greater of (A) an Earned Amount determined based on the level of achievement of the Performance Goals through the latest practicable date prior to the Change of Control as certified by the Committee prior to the Change of Control and (B) the Target Amount; and
(iii) if you remain employed through the Change of Control, the Earned Amount for any Tranche for which the Performance Period is scheduled to commence after the Change of Control shall vest in full, with such Earned Amount equal to the Target Amount.
(d) Settlement of Award. On the Settlement Date for each Tranche, the Company shall deliver to you or your legal representative a lump sum cash payment equal to the Earned Amount of such Tranche (if any) that has vested in accordance with the terms of this Award Agreement.
SECTION 3. Forfeiture of Award. If you (a) breach any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non-disparagement or confidentiality provisions) contained in any arrangements with the Company (including any Employment Agreement and the confidentiality covenant contained in Section 8(c) hereof) to which you are subject or (b) engage in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its subsidiaries, your rights with respect to this Award shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto and, if this Award has vested and/or settled, the Company may require you to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by you, in respect of this Award; provided, however, that (i) the Company shall make such demand that you forfeit or remit any such amount no later than six months after learning of the conduct described in this Section 3 and (ii) in cases where cure is possible, you shall first be provided a 15-day cure period to cease, and to cure, such conduct.
SECTION 4. Non-Transferability of Award. Unless otherwise provided by the Committee in its discretion, this Award may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of this Award in violation of the provisions of this Section 4 shall be void.
SECTION 5. Withholding, Consents and Legends.
(a) Withholding. The delivery of cash pursuant to Section 2(d) of this Award Agreement is conditioned on your satisfaction of any applicable withholding taxes in accordance with this Section 5(a). No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any portion of this Award, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of this Award, the Company may satisfy, in whole or in part, any withholding tax liability by withholding from the cash you would be entitled to receive upon settlement of this Award, an amount equal to such withholding tax liability.
(b) Consents. Your rights in respect of this Award are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper with respect to this Award such personal information as the Company deems advisable to administer this Award).
SECTION 6. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 7. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 8. Dispute Resolution.
(a) Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 8. You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement in (A) the United States District Court for the Southern District of New York or (B) the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement.
(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 8, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 9. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	XPO Logistics, Inc. Five American Lane Greenwich, CT 06831 Attention: Chief Human Resources Officer

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
SECTION 10. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 11. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
SECTION 12. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 13(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent.
SECTION 13. Section 409A.

(a) It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.
(c) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first Business Day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulations Section 1.409A-2(b)(2)(iii).
(d) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
SECTION 14. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
SECTION 15. Section 280G. Notwithstanding anything in this Award Agreement to the contrary and regardless of whether this Award Agreement has otherwise expired or terminated, unless otherwise provided in your Employment Agreement, in the event that any payments, distributions, benefits or entitlements of any type payable to you (“CIC Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of Compensation & Benefits Advisory Services, LLC, or such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”), that without such reduction you would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and you otherwise agree in writing, any determination required under this Section 15 shall be made in writing in good faith by the Accounting Firm. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable under this Award Agreement and then by reducing or eliminating the portion of the CIC Benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the CIC Benefits, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future. For purposes of making the calculations required by this Section 15, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 15, and the Company shall bear the cost of all fees the Accounting Firm charges in connection with any calculations contemplated by this Section 15. In connection with making determinations under this Section 15, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change of Control, including any non-competition provisions that may apply to you and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

[Signature Page Follows]

The parties have duly executed this Award Agreement as of the date first written above.

XPO Logistics, inc.
by

Meghan Henson Chief Human Resources Officer

[Executive]
[Cash LTI Award Signature Page]

Exhibit A

Details of Award

Tranche	Target Amount	Performance Period	Vesting Date
2020 Tranche	$[●]	The period ending on the last day of calendar year 2020 and commencing on (a) July 1, 2020, in the case of the Performance Goals based on Adjusted Cash Flow Per Share and Relative Growth in Adjusted Cash Flow Per Share and (b) January 1, 2020 in the case of the Performance Goal based on the ESG Metrics Scorecard.	First anniversary of Grant Date
2021 Tranche	$[●]	Calendar year 2021	January 15, 2022
2022 Tranche	$[●]	Calendar year 2022	January 15, 2024
2023 Tranche	$[●]	Calendar year 2023	January 15, 2026
A-1

Exhibit B

Performance Goals

1. Performance Goals. For each Performance Period, the metrics for the Performance Goals shall be the Company’s Adjusted Cash Flow Per Share (weighted 50%), the Company’s Relative Growth in Adjusted Cash Flow Per Share Percentile Rank (weighted 25%) and ESG Metrics Scorecard (weighted 25%). The Performance Goal for each metric shall be as set forth below in this Section 1, unless the Committee shall determine in its discretion to reduce, or adjust the underlying elements of, the applicable Performance Goal based on changes in economic circumstances or government-related mandates that impact the Company’s financial metrics, changes in the competitive market, or other factors that materially change the relevance of the metric in the performance period. The level of achievement of each Performance Goal shall be measured over the applicable Performance Period for the applicable Tranche.
a. Adjusted Cash Flow Per Share. The Performance Goal relating to the Company’s Adjusted Cash Flow Per Share for each Tranche is as follows:
i. 2020 Tranche

Company’s Adjusted Cash Flow Per Share	Value Earned as Percentage of Target*
$3.65 or above	200%
$3.34	150%
$3.04	100%
Below $3.04	0%
* Linear interpolation shall be applied between each threshold.

ii. 2021 Tranche

Company’s Adjusted Cash Flow Per Share	Value Earned as Percentage of Target*
$7.24 or above	200%
$6.63	150%
$6.03	100%
Below $6.03	0%
* Linear interpolation shall be applied between each threshold.

iii. 2022 Tranche

Company’s Adjusted Cash Flow Per Share	Value Earned as Percentage of Target*
$8.32 or above	200%
$7.62	150%
$6.93	100%
Below $6.93	0%
* Linear interpolation shall be applied between each threshold.

iv. 2023 Tranche

Company’s Adjusted Cash Flow Per Share	Value Earned as Percentage of Target*
$9.16 or above	200%
$8.39	150%
$7.63	100%
Below $7.63	0%
* Linear interpolation shall be applied between each threshold.

b. Relative Growth in Adjusted Cash Flow Per Share. The Performance Goal relating to the Company’s Relative Growth in Adjusted Cash Flow Per Share for each Tranche is as follows:

Company’s Relative Growth in Adjusted Cash Flow Per Share Percentile Rank	Value Earned as Percentage of Target*
Greater than or equal to 75th percentile	200%
65th percentile	150%
55th percentile	100%
Below 55th percentile	0%
* Linear interpolation shall be applied between each threshold.

c. ESG Metrics Scorecard. The Performance Goal relating to the ESG Metrics Scorecard for each Tranche is as follows:

Company’s ESG Metrics Scorecard Grade	Value Earned as Percentage of Target
Equal to or greater than 90 points	200%
Equal to or greater than 85 points, but fewer than 90 points	150%

Equal to or greater than 80 points, but fewer than 85 points	100%
Fewer than 80 points	0%

2. Determination of Performance Goal Achievement. Promptly following, and in any event no later than the March 10 immediately after, the completion of each Performance Period, the Committee will certify the actual level of achievement of each Performance Goal applicable to such Performance Period.
3. Payout Formula. Except as otherwise expressly provided in Section 2(c) of the Award Agreement, the Earned Amount of each Tranche shall be equal to the sum of:
a. the product of (i) 50% of the Target Amount (as set forth in Exhibit A) and (ii) the Value Earned as a Percentage of Target Amount based on achievement of the Performance Goal relating to the Company’s Adjusted Cash Flow Per Share, calculated as set forth in Section 1 above, plus
b. the product of (i) 25% of the Target Amount (as set forth in Exhibit A) and (ii) the Value Earned as a Percentage of Target Amount based on achievement of the Performance Goal relating to the Company’s Relative Growth in Adjusted Cash Flow Per Share, calculated as set forth in Section 1 above, plus
c. the product of (i) 25% of the Target Amount (as set forth in Exhibit A) and (ii) the Value Earned as a Percentage of Target Amount based on achievement of the Performance Goal relating to the ESG Metrics Scorecard, calculated as set forth in Section 1 above.
4. Certain Definitions.
a. “Comparator Group” means the group consisting of the following companies, it being understood that if any such company ceases to be an independent, publicly traded company for any reason (including without limitation an acquisition, merger, bankruptcy or liquidation) during any Performance Period, or sells certain assets or enters into a new line of business that changes the composition of its business profile during any Performance Period, then the Committee may either cause such company to cease to constitute a member of the Comparator Group for such Performance Period and each Performance Period commencing thereafter, or provide for adjustments that normalize for the impact of such changes on the Relative Growth in Adjusted Cash Flow Per Share metric, in each case, in its sole discretion:
i. United Parcel Service, Inc. Class B

ii. FedEx Corporation
iii. C.H. Robinson Worldwide, Inc.
iv. J.B. Hunt Transport Services, Inc.
v. Ryder System, Inc.
vi. Expeditors International of Washington, Inc.
vii. YRC Worldwide Inc.
viii. Echo Global Logistics, Inc
ix. Hub Group, Inc. Class A
x. Old Dominion Freight Line, Inc.
xi. ArcBest Corporation
xii. Saia, Inc.
xiii. DSV Panalpina A/S
xiv. Kuehne & Nagel International AG
xv. Werner Enterprises, Inc.
xvi. Landstar System, Inc.
b. “ESG Metrics Scorecard” means a scorecard approved by the Committee not later than September 30, 2020 that sets forth performance initiatives and metrics for each Performance Period in the categories of workforce/talent, employee and community safety, diversity and inclusion, data security, environment and sustainability, and/or governance. Such scorecard shall assign a number of points to each initiative or metric such that the total number of points for the initiatives and metrics relating to each Performance Period is equal to one hundred (100).
c. “Adjusted Cash Flow Per Share” means (i) Adjusted EBITDA (determined in accordance with the company’s monthly operating reports and for external reporting purposes and adjusted for the impact of stock and long-term cash-based compensation) less gross capital expenditures and net interest divided by (ii) diluted shares outstanding (provided that the Committee may, in its discretion, adjust the number of diluted shares outstanding to neutralize the impact of changes in capital structure (including stock splits, reverse stock splits, or stock dividends)).
d. “Relative Growth in Adjusted Cash Flow Per Share Percentile Rank” means the percentile rank, calculated in accordance with the methodology approved by the Committee, of the Company’s Growth in Adjusted Cash Flow Per Share relative to the Growth in Adjusted Cash Flow Per Share of the companies in the Comparator Group. “Growth”, for the Company and each member of the Comparator Group, shall refer to (i) with respect to the 2020 Tranche, the percent change in Adjusted Cash Flow Per Share between applicable Performance Period (i.e., second-half of calendar year 2020) and the second-half of calendar year 2019, and (ii) with respect to each subsequent Tranche, the percent change in Adjusted Cash Flow Per Share between the applicable Performance Period and calendar year 2020.
B-4